Exhibit 4.2

(TRANSLATION)

DAIICHI PHARMACEUTICAL CO., LTD.

SHARE HANDLING REGULATIONS

CHAPTER I.

GENERAL PROVISIONS

Article 1.	(Purpose)

Denominations of share certificates and handling of the shares of the Company as well as the handling charges shall be governed by these Regulations pursuant to Article 9 of the Articles of Incorporation; provided, however, that the handling concerning beneficial shareholders shall be governed by Chapter X hereof.

Article 2.	(Transfer Agent)

The transfer agent of the Company, and its handling office and liaison offices shall be as follows:

Transfer agent:	Mizuho Trust & Banking Co., Ltd.,
2-1, Yaesu 1-chome, Chuo-ku, Tokyo

Handling office:	Mizuho Trust & Banking Co., Ltd., Stock Transfer Agency Division, Head Office
2-1, Yaesu 1-chome, Chuo-ku, Tokyo

Liaison offices:	Mizuho Trust & Banking Co., Ltd., Branch offices throughout Japan
Mizuho Investors Securities Co., Ltd., Head Office and Branch offices

Article 3.	(Denominations of Share Certificates)

1.      Share certificates to be issued by the Company are to represent: one (1), ten (10), fifty (50), one hundred (100), five hundred (500), one thousand (1,000) and ten thousand (10,000) shares; provided, however, that the Company may issue share certificates representing any number of shares less than one hundred (100).

2.      Of the share certificates referred to in the immediately preceding paragraph, shareholders may not request the Company to issue share certificates (hereinafter referred to as “fractional unit shares certificate(s)” (tangen miman kabuken)) representing any number less than the number of shares constituting one unit (hereinafter referred to as “fractional unit share(s)” (tangen miman kabushiki)) provided for in Article 7 of the Articles of Incorporation except for the cases as provided for in Articles 17, 18 and 22.

Article 4.	(Requests, Reports Etc.)

1.      Requests or reports entrusted to the transfer agent by the Company shall be made to the transfer agent.

2.      All requests, reports, notices or applications under these Regulations shall be made in the forms designated by the Company, to which the seal impression prescribed in Article 11 hereof shall be affixed.

3.      If any request, report, notice or application under these Regulations is made by a proxy, a document evidencing his/her authority shall be submitted, and if any request, report, notice or application under these Regulations requires consent of a curator (hosanin) or an assistant (hojonin), a document evidencing such consent shall be submitted.

CHAPTER II.

REGISTRATION OF TRANSFER OF SHARES

Article 5.	(Registration of Transfer of Shares)

1.      In the case of request for registration of transfer of shares, a written request shall be submitted together with the share certificates concerned.

2.      In the case of request for registration of transfer of shares acquired for any reason other than assignment, a document evidencing such acquisition shall be submitted in addition to the procedures referred to in the immediately preceding paragraph; provided, however, that if no share certificates have been issued for such shares, submission of share certificates shall not be required.

Article 6.	(Registration of Transfer of Shares Where Laws and Ordinances Provide Otherwise)

In case where any special procedures are required by laws and ordinances for a transfer of shares, a written request therefor shall be submitted together with the share certificates concerned and a document evidencing completion of such procedures.

CHAPTER III.

PLEDGE AND TRUST ASSETS

Article 7.	(Registration of Pledge and Cancellation Thereof)

In the case of request for registration or alteration of a pledge or cancellation thereof in respect of shares, a written request signed jointly by the pledgor and the pledgee shall be submitted together with the share certificates concerned.

Article 8.	(Indication of Trust Assets or Cancellation Thereof)

In the case of request for indication of trust assets or cancellation thereof in respect of shares, the trustor or the trustee shall submit a written request together with the share certificates concerned.

CHAPTER IV.

NON-POSSESSION OF SHARE CERTIFICATES

Article 9.	(Request for Non-possession of Share Certificates)

In case where non-possession of share certificates is requested, a written request therefor shall be submitted together with the share certificates concerned; provided, however, that if the share certificates concerned have not been issued, submission of share certificates shall not be required.

Article 10.	(Request for Issuance or Return of Share Certificates Placed in Non-possession Status)

In case where a shareholder who has requested non-possession of share certificates requests the issuance or return of the share certificates, a written request therefor shall be submitted; provided, however, that no request may be made for issuance of share certificates representing fractional unit shares if the Company has treated the certificates for such shares as non-issued share certificates.

CHAPTER V.

REPORTS

Article 11.	(Reports of Name, Address and Seal Impression of Shareholder, Etc.)

1.      A shareholder, registered pledgee or legal representative thereof shall report his/her address, name and seal impression; provided, however, that a foreigner who is accustomed to signing his/her name may substitute his/her specimen signature for such seal impression.

2.      In case where any change in the reported matters referred to in the immediately preceding paragraph occurs, such matters shall be reported.

Article 12.	(Report of Mailing Address of Non-Resident Shareholder, Etc.)

1.      A shareholder, registered pledgee or legal representative of such shareholder or registered pledgee who is residing in a foreign country shall either appoint a standing proxy in Japan or designate a mailing address in Japan and shall report thereon in addition to the matters prescribed in the immediately preceding article.

2.      The provisions of the immediately preceding article shall apply mutatis mutandis to standing proxies.

Article 13.	(Corporate Representatives)

1.      If a shareholder is a corporation, the representative of such corporation shall be reported.

2.      In the case of a change of such representative, a report thereof shall be submitted together with a certified extract copy of the commercial register of such corporation.

Article 14.	(Representative of Jointly-owned Shares)

Shareholders who own shares jointly shall appoint a representative and submit a report thereof. The same shall apply in the case of change of such representative.

Article 15.	(Change of Entry in Register of Shareholders and Share Certificates)

In case where any change of entry in the register of shareholders or share certificates is made due to any of the following reasons, a written report thereon shall be submitted together with the share certificates concerned and a written document evidencing such fact; provided, however, that if no share certificates have been issued for such shares, submission of share certificates shall not be required:

1.	Change of family name or first name;
2.	Appointment, change or removal of a legal representative of a person, including a person in parental authority and a guardian;
3.	Change of trade name or corporate name; and
4.	Change of corporate organization.

CHAPTER VI.

REISSUANCE OF SHARE CERTIFICATES

Article 16.	(Reissuance due to Split or Consolidation of Share Certificates)

1.      In the case of request for issuance of new share certificates due to split or consolidation of share certificates, a written request shall be submitted together with the share certificates concerned.

2.      No fractional unit share certificates shall be issued in response to the request prescribed in the immediately preceding paragraph.

Article 17.	(Reissuance due to Defacement or Mutilation)

In the case of request for issuance of new share certificates due to defacement or mutilation of share certificates, a written request shall be submitted together with the share certificates concerned; provided, however, that if it is difficult to discern whether the share certificates in question are genuine or not, issuance of new share certificates shall be made in accordance with the provisions of Chapter VII hereof.

Article 18.	(Reissuance Due to Completion of Columns)

When all the columns for names of shareholders on a share certificate have been completely filled, the Company shall collect such share certificate and issue a new share certificate.

Article 19.	(Automatic Consolidation of Fractional Unit Share Certificates)

Fractional unit share certificates submitted for registration of a transfer of shares shall, in case where such fractional unit shares may be combined into one unit of shares, be consolidated into one unit share certificates, unless the party requesting such registration has instructed otherwise.

CHAPTER VII.

REISSUANCE OF SHARE CERTIFICATES DUE TO LOSS

Article 20.	(Application for Registration of Loss of Share Certificates and Cancellation thereof)

1.      In case where a person applies for registration of loss of share certificates, the application form therefor shall be submitted together with a document evidencing acquisition of the share certificates concerned, a document evidencing loss thereof and a document for identification of the applicant; provided, however, that in case where the person who applies for registration of loss of share certificates is the registered shareholder or pledgee of such lost share certificates, the application form therefor shall be submitted together only with a document evidencing loss thereof.

2.      In case where those who registered the loss of share certificates apply for cancellation of such registration prescribed in the immediately preceding paragraph, the application form therefor shall be submitted.

Article 21.	(Application for Objection to Registration of Loss of Share Certificates)

In the case of application for objection to registration of loss of share certificates, the application form therefor shall be submitted together with the share certificates concerned and a document for identification of the applicant; provided, however, that in case where shareholders or the registered pledgees apply for such objection, a document for identification of the applicant shall not be required.

Article 22.	(Reissuance due to Lapse of Share Certificates)

In the case of request for reissuance of lapsed share certificates, a written request therefor shall be submitted.

Article 23.	(Application of the Provisions concerning the Reports)

In case where the person who registered the loss of share certificates is not a shareholder or a registered pledgee, such person shall amend the description in the register of lost share certificates recorded pursuant to the provisions of Article 11 through 15 hereof applied mutatis mutandis.

CHAPTER VIII.

REPURCHASE OF FRACTIONAL UNIT SHARES

Article 24.	(Request for Repurchase)

In the case of request for repurchase of fractional unit shares, a written request shall be submitted together with the share certificates concerned to the share handling office or any of the liaison offices of the transfer agent provided for in Article 2 hereof; provided, however, that if no share certificates have been issued for such shares, submission of share certificates shall not be required.

Article 25.	(Determination of Repurchase Price)

1.      The repurchase price per fractional unit share that is requested to be repurchased shall be the closing price on the market held by the Tokyo Stock Exchange on the day on which the written request is received by the share handling office or any of the liaison offices provided for in the immediately preceding article; provided, however, that if no sales transaction is performed or the Tokyo Stock Exchange is not open for business on such day, the repurchase price per fractional unit share shall be the price per share at which the shares are first traded subsequent to such day.

2.    The repurchase price shall be the amount obtained by multiplying the repurchase price per fractional unit share to be determined pursuant to the immediately preceding paragraph by the number of fractional unit shares requested to be repurchased.

Article 26.	(Payment of Repurchase Price)

1.      The Company shall pay the repurchase price calculated in the manner prescribed in the immediately preceding article at the place of acceptance of request for repurchase no later than six (6) business days from the day following the day on which the repurchase price is determined; provided, however, that if the repurchase price reflects the right to receive dividends or new shares pursuant to stock split or the stock acquisition rights, etc., the Company shall pay the repurchase price no later than the record date and the date of allotment.

2.      The person who requests for repurchase may request payment of the repurchase price by transfer to his/her designated bank account or by postal money transfer.

Article 27.	(Transfer of Title to Repurchased Shares)

The title to fractional unit shares for which a request for repurchase is made shall be transferred to the Company at the date when the payment or procedures for payment of the repurchase price provided for in the immediately preceding article are completed.

CHAPTER IX.

HANDLING CHARGES

Article 28.	(Handling Charges for Reissuance of Share Certificates)

1.      No charges shall be charged by the Company for handling of shares except for the following cases:

(1)	In the case of reissuance of share certificates placed in non-possession status pursuant to Article 10 hereof, reissuance due to split of share certificates pursuant to Article 16 hereof, reissuance due to defacement or mutilation pursuant to Article 17 hereof or reissuance due to lapse of share certificates pursuant to Article 22 hereof, the charges shall be the amount equivalent to the stamp tax per share certificate; and

(2)	In the case of application for registration of loss of share certificates pursuant to Article 20 hereof, the charges shall be ten thousand (10,000) yen per request for application for registration of loss of share certificates and five hundred (500) yen per share certificate to be registered as a lost share certificate.

CHAPTER X.

SPECIAL TREATMENT

WITH RESPECT TO BENEFICIAL SHAREHOLDERS

Article 29.	(Entry in Register of Beneficial Shareholders)

Entry in the register of beneficial shareholders shall be made on the basis of notices with respect to the beneficial shareholders given from the Japan Securities Depositary Center, Inc. (hereinafter referred to as “Center”) and the card of beneficial shareholders.

Article 30.	(Card of Beneficial Shareholders)

A beneficial shareholder shall submit the card of beneficial shareholders through the participant.

Article 31.	(Integration)

In case where any shareholder whose name appears on the register of shareholders can be regarded as the same person as any beneficial shareholder whose name appears on the register of beneficial shareholders based on their addresses and names, the respective numbers of shares of each such registration shall be aggregated in respect of the exercise of rights of shareholders.

Article 32.	(Reports by Beneficial Shareholders)

1.      The provisions of Chapter V shall apply mutatis mutandis to beneficial shareholders; provided, however, that in the case of a change of entry in the register of beneficial shareholders, submission of share certificates shall not be required.

2.      A beneficial shareholder shall make the submission prescribed in the immediately preceding paragraph through the Participant; provided, however, that report of change of the registered seal impression only does not require the submission through the participant.

Article 33.	(Purchase of Fractional Unit Shares of Beneficial Shareholders)

The provisions of Chapter VIII shall apply mutatis mutandis to beneficial shareholders; provided, however, that in case where a beneficial shareholder requests for repurchase of fractional unit shares, such beneficial shareholder shall make the request through the Participant and the Center.

Article 34.	(Others)

Treatment with respect to beneficial shareholders shall be governed by rules established by the Center in addition to provisions of this Chapter.

Article 35.	(Abolition of and Amendments to these Regulations)

Abolition of and any amendment to these Regulations shall be subject to a resolution of the Board of Directors.

ADDENDUM

Article 1	(Date of Enforcement)

These Regulations shall be enforced from April 1, 2003.